Exhibit 10.35

AMERICAN TOWER CORPORATION

SEVERANCE PLAN

Effective as of March 2, 2009

ARTICLE 1

PURPOSE

1.1     Establishment: American Tower Corporation (the “Company”) hereby adopts effective as of March 2, 2009 and as part of the American Tower Corporation Benefits Plan (the “Benefits Plan”), a severance plan for the benefit of its employees eligible hereunder, which shall be known as the American Tower Corporation Severance Plan (the “Severance Plan” or the “Plan”). The Severance Plan is a Contract under the Benefits Plan. This document describes the features of the Benefits Plan that are unique to the Severance Plan. Other features of the Severance Plan are located in the Severance Program documents and rules governing the Benefits Plan.

1.2     Purpose: The purpose of the Severance Plan is to provide transition assistance in the form of severance benefits for Eligible Employees in the event of a Qualifying Termination.

1.3     Effect of Prior Severance Pay Programs, Plans or Arrangements: The Plan supersedes and replaces any prior severance pay programs, plans and arrangements (whether written or oral) for any Participant.

ARTICLE 2

DEFINITIONS

Whenever used in this Plan, the following words and phrases have the meanings set forth below unless the context plainly requires a different meaning, and when the defined meaning is intended, the term is capitalized. Capitalized terms not defined below have the meanings set forth in the Benefits Plan.

2.1     Acquirer(s): the person(s) or entity(ies) that acquire(s) the stock or assets of the Company in a Change of Control, and includes persons or entities (a) that directly or indirectly control such person(s) or entity(ies) and (b) that are controlled by or are under direct or indirect common control with such person(s) or entity(ies).

2.2     Base Earnings: means a Participant’s weekly rate of pay as of the date of the Qualifying Termination, exclusive of overtime, bonuses, commissions or other forms of premium, equity and/or incentive pay; provided that, if specifically provided for in the Severance Program applicable to the Participant, Base Earnings shall also include, for a Participant who is a sales manager or account manager and who participates in an Employer plan or arrangement that provides for quota-based commissions, the weekly amount that would be payable to such Participant with respect to his or her annualized Commission Target related thereto, calculated as if such Commission Target was paid on a weekly basis.

2.3     Benefits Plan: has the meaning set forth in Section 1.1.

2.4     Cause: (a) gross negligence or material willful misconduct in the performance of a Participant’s duties and responsibilities; (b) insubordination; (c) conviction of a crime involving moral turpitude or imprisonment for any crime; (d) material violation of any agreement with an Employer to which the Participant is a party; or (e) any act or omission by the Participant resulting or intended to result in personal gain at an Employer’s expense or harm to an Employer, its interests or its reputation.

2.5     Change of Control: a transaction designated by the Board prior to the Closing Date as a Change of Control for purposes of this Severance Plan, such as a sale of stock, a merger or other reorganization, or a sale of all or substantially all of the assets of the Company, that has the result that the majority ownership of the Company or its assets is thereafter held by persons not shareholders of the Company immediately prior to such transaction.

2.6     Closing Date: the date on which the Change of Control occurs.

2.7     Commission Target: means, for a Participant who is a sales manager or account manager under an Employer plan or arrangement that provides for quota-based commissions, the amount of commission that would have been paid to such Participant had the Participant not experienced a Qualifying Termination prior to the payment thereof, assuming 100% achievement of applicable targets or quotas by the Participant under such plan or arrangement.

2.8     Company: has the meaning set forth in Section 1.1.

2.9     Confidentiality and Restrictive Covenants Agreement: an agreement, in a form satisfactory to the Company, that restricts the Participant from using confidential information of the Company and any affiliate, from competing with the Company or any affiliate, from soliciting any employees of the Company or any affiliate, and from disparaging the Company or any affiliate.

2.10     Employer: the Company and any affiliate that is designated by the Company as a participating company. As of the Effective Date, the following affiliates are participating companies: American Towers, Inc. and ATC Tower Services, Inc.

2.11     Effective Date: means March 2, 2009.

2.12     Eligible Employee: an individual who is a common law employee of an Employer working in the United States (or designated as an “expatriate employee” by the Administrator); provided, however, that the term shall not include: (a) temporary or irregular employees or contractors; (b) independent contractors; (c) leased employees within the meaning of Section 414(n) of the Code; (d) except to the extent specifically bargained for, members of a collective bargaining unit; and (e) employees of any foreign affiliates (other than individuals designated as “expatriate employees” by the Administrator); and provided, further, that any individual described in subparagraph (b) or (c) of this Section shall remain ineligible to participate in the Plan, notwithstanding any re-characterization of the individual as an employee for any federal, state or local law purpose.

An employee who is not regularly scheduled to work at least 20 hours per week and who has not been employed by an Employer for a continuous period of at least 90 days shall not be treated as an Eligible Employee for purposes of this Plan.

2.13     Good Reason: means, without the written consent of an applicable Participant, (i) a material diminution of an applicable Participant’s annual Base Earnings; (ii) a material diminution of an applicable Participant’s authority, duties or responsibilities; or (iii) a relocation of an applicable Participant’s Worksite of more than 50 miles from his or her existing Worksite; provided, that the Participant has provided Employer written notice of the existence of the condition(s) within 60 days of its initial existence, and the Employer has failed to remedy the condition(s) after 30 days of receiving such notice from the Participant.

2.14     Participant: every Eligible Employee other than an employee who, at the time of the Qualifying Termination, is subject to an individual agreement with an Employer that is still in effect and provides for severance benefits that are different from those provided hereunder.

2.15     Performance Reasons: a substantive violation by a Participant of an applicable Employer policy or procedure or the performance by a Participant of his or her job or position in a manner deemed by an Employer to be unsatisfactory.

2.16     Plan; Severance Plan: this American Tower Corporation Severance Plan, as set forth herein, together with all documents incorporated by reference, including without limitation, the Severance Program documents set forth on Exhibit A hereto and any and all supplements and amendments hereto or to such incorporated documents that may be in effect.

2.17     Pro-Rated Bonus Payment: the portion of Severance Benefits that are payable based on a pro rata share of a cash bonus and/or commission payment that would have been made to a Participant under an Employer bonus or commission plan or arrangement (but with no double counting of any bonus or commission arrangement in the calculation of the Severance Benefits hereunder) had the Participant not experienced a Qualifying Termination; but in the case of an annual bonus plan such pro ration shall not be made with respect to the year following the year of termination, even if the Severance Period extends into such subsequent year or extends beyond 12 months. The amount paid will be pro-rated based on the number of days of service in the relevant period completed as of the date of the Qualifying Termination to the total number of days of service in the relevant bonus or commission period, and shall be determined assuming all goals and objectives for such bonus or commission plan or arrangement had been 100% achieved.

2.18     Qualifying Termination: means the termination of a Participant’s employment by an Employer solely as a result of the Employer’s elimination of his or her job or position or for one or more reasons that do not constitute Cause or Performance Reasons; provided that, if specifically provided for in the Severance Program applicable to the Participant, a Qualifying Termination shall also include the termination of such Participant’s employment by the Participant for Good Reason. Termination of a Participant’s employment for any other reason, including, by way of illustration and not limitation, (i) a voluntary termination by the Participant on any basis (other than for Good Reason, if applicable), (ii) the termination by an Employer of a Participant for Cause, or (iii) the termination by an Employer of a Participant for Performance Reasons, shall not, in any event, constitute a Qualifying Termination.

2.19     Separation and Release Agreement: an agreement and general release, in a form and with content satisfactory to the Company, that, among other things, releases and forever discharges the Company and its affiliates, officers, employees, and directors from all claims and damages that the Participant may have in connection with or arising out of his or her employment or the termination of employment with the Company or any affiliate.

2.20     Severance Benefits: the benefits provided hereunder, as determined pursuant to Article 3.

2.21     Severance Pay: the portion of Severance Benefits that are payable based on a Participant’s Base Earnings.

2.22     Severance Period: the period equal to the total number of weeks of Base Earnings to be paid as Severance Pay hereunder.

2.23     Severance Programs: the programs listed on Exhibit A, as amended and in effect from time to time, that provide the specific benefit entitlement available under this Plan to a Participant based on his or her job category at the time of the Qualifying Termination. The terms of each such Severance Program shall be incorporated herein and made a part hereof. No Participant shall be entitled to Severance Benefits under more than one Severance Program and the Administrator shall have sole discretion to determine which Severance Program shall apply to a Participant.

2.24     Worksite: the principal office, primary work location or base of operations designated by the Employer with respect to a position, job or work assignment.

2.25     Year of Service: each 12-month period of continuous service as an employee, commencing on a Participant’s most recent date of hire with an Employer. A Participant shall not be given credit for a Year of Service unless he or she completes a full 12-month period of continuous service as an employee.

ARTICLE 3

BENEFITS

3.1     Eligibility for Severance Benefits: A Participant shall become entitled to Severance Benefits under this Plan in the event he or she experiences a Qualifying Termination, subject to the following:

(a)     For purposes of this Plan and all Severance Programs hereunder, the determination of whether a Participant has experienced a Qualifying Termination, including, by way of illustration and not limitation, whether a termination is for (i) Cause, (ii) Performance Reasons or (iii) Good Reason, will be made by the Administrator, in its sole and absolute discretion, and such determination will be conclusive and binding on the Participant.

(b)     A Participant shall not be eligible for Severance Benefits hereunder unless the Participant shall have experienced a Qualifying Termination.

(c)     No amount will be payable hereunder if the Participant dies prior to a proposed date of a Qualifying Termination.

(d)     A Participant shall not be eligible for Severance Benefits hereunder if the Participant is terminated by an Employer for Cause or for Performance Reasons or if the Participant quits (unless the Participant quits for Good Reason and the Severance Program applicable to the Participant permits Severance Benefits under such circumstances).

(e)     A Participant shall not be eligible for Severance Benefits hereunder if the Participant has been offered other employment by an Employer or by a successor entity (as hereinafter defined) in the same or a similar position as Participant’s position and that is at the same location or within 50 miles of such Participant’s Worksite, as of the date he or she was notified of his or her proposed Qualifying Termination. Further, if the Participant is able to secure another position with the Employer or with a successor entity (as hereinafter defined) prior to the payment of Severance Benefits relating to what otherwise would constitute a Qualifying Termination with respect to a prior position, such unpaid Severance Benefits shall be forfeited. For this purpose, a successor entity to an Employer shall mean a corporation or organization resulting from (i) the merger, consolidation or share exchange involving the Employer in which the Employer is not the surviving corporation or (ii) any corporation or organization succeeding to or acquiring substantially all of the assets and business of the Employer.

(f)    A Participant must satisfy each of the following conditions in order to receive Severance Benefits hereunder:

(i)	The Participant must not have notified an Employer (whether orally or in writing) of his or her intention to terminate employment with the Employer for any reason (including, by way of illustration and not limitation, voluntary resignation, normal retirement or early retirement) prior to the Employer’s announcement of the proposed Qualifying Termination (other than a notice provided by a Participant in the case of a termination for Good Reason, if applicable under the Severance Program for the Participant); and

(ii)	The Participant must not be on a leave of absence or otherwise absent from work and not regularly performing services for the Company and its affiliates as of the date of the Qualifying Termination; and

(iii)	The Participant must sign a Separation and Release Agreement and not revoke same within the period specified therein, and if provided for under the applicable Severance Program, a Confidentiality and Restrictive Covenants Agreement and any other agreement(s), in each case, in a form and with content satisfactory to the Company.

3.2     Severance Benefits: A Participant’s Severance Benefits, including Severance Pay and Pro-Rated Bonus Payment, will be the amount determined under the applicable Severance Program for the Participant’s position in effect as of the date of the Qualifying Termination.

3.3     Time and Manner of Payment: Payments hereunder will be made as follows:

(a)    The Employer shall make payments of Severance Pay and any Pro-Rated Bonus Payment on a bi-weekly basis after the date of termination through the Severance Period beginning on the first scheduled payroll date following execution of the agreements required by Section 3.1(f)(iii) hereof and the applicable Severance Program or, if later, the first scheduled payroll date following the expiration of any applicable revocation period under such agreements; provided, however, that to the extent any such agreements required by Section 3.1(f)(iii) hereof have been executed and not revoked (and the applicable revocation period has expired), and payments have not been made as of the date 60 days following the date of the Qualifying Termination, payments shall commence on such date. Notwithstanding the foregoing, if the Participant is a “specified employee” as defined in Treas. Reg. § 1.409A -1(i) or any successor provision, on the date of the termination, then, irrespective of any other provision contained Plan, no payment will be made to the Participant during the period lasting six (6) months from the date of such termination of employment to the extent and at the point that the total of such payments when added with any taxable fringe benefit payments payable hereunder or otherwise would exceed the limit established under Section 409A of the Code, which was set at

$450,000 for 2008 (the “Section 409A Safe Harbor Limit”), in such period, or if for any Participant, the Section 409A Safe Harbor Limit would be exceeded during such period, or if any Severance Pay, or any Pro-Rated Bonus Payment, or any other, related payment that would be made and relates to the year prior to the year of the contemplated payment or payments, and would otherwise extend beyond the time limit that would exempt the payment from being considered a deferred payment subject to taxation under Section 409A of the Code, the Company shall have the option to make such payment or payments on an alternative basis, including making a lump sum payment for all or a portion of such payment or payments, or delaying what otherwise would be the schedule of such payment or payments or taking any other reasonable action consistent with the provisions set forth in Section 4.4 hereof related to compliance with Section 409A of the Code.

(b)     The Company shall withhold from any payments all federal, state, local or other taxes that are legally required to be withheld.

(c)     Any payments due hereunder for Severance Pay and Pro-Rated Bonus Payment shall be reduced by any other severance or termination payment due to a Participant, including, by way of illustration and not limitation, any amounts paid pursuant to federal, state or local government worker notification (e.g., Worker Adjustment and Retraining Notification (W.A.R.N.) Act) or office closing requirements, any amounts owed a Participant pursuant to a contract with an Employer and amounts paid to a Participant placed in a temporary layoff status (often referred to as a furlough), which immediately precedes the commencement of Severance Benefits hereunder. In addition, to the extent any federal, state or local government regulation provides for payments related to accrued wages, bonuses, commissions, reimbursements, flextime or other benefits in an amount or manner different from the Employer’s policies and programs, including this Plan, any payments hereunder for Severance Pay and Pro-Rated Bonus Payment shall be offset by such amounts.

3.4     Rehire: If a Participant who receives payments hereunder for Severance Pay and Pro-Rated Bonus Payment is reinstated, he or she will not be required to reimburse the Employer for any payments received prior to being rehired. Any unpaid Severance Pay and Pro-Rated Bonus Payment will be forfeited upon a Participant’s rehire by an Employer.

3.5     Subsequent Employment: A Participant who receives payments hereunder for Severance Pay and Pro-Rated Bonus Payment shall not be required to mitigate the amount of any such payments by seeking other employment or otherwise, and subject to Section 3.4 hereof, no such payment shall be offset or reduced by the amount of any compensation provided to the Participant in any subsequent employment.

3.6     Accrued Wages and Expense Reimbursements: In addition to the Severance Benefits under this Plan, a Participant that experiences a Qualifying Termination shall be entitled to: (1) accrued wages due through the date of the Qualifying Termination in accordance with the Employer’s normal payroll practices; (2) reimbursement for any unreimbursed business expenses properly incurred by the Participant prior to the date of the Qualifying Termination in accordance with the Employer’s policy (and for which the Participant has submitted proper documentation as may be required by the Employer); and (3) any accrued but unused flextime pay. In addition, a Participant that is subject to an Employer commission plan or arrangement shall receive all commissions properly earned, but not yet paid, in accordance with the terms of such plan or arrangement. All payments shall be subject to proper tax withholding.

3.7     Settlement of Accounts: The Company may deduct (after all applicable tax withholdings have been deducted) from payments hereunder any indebtedness, obligation or liability owed by the

Participant to an Employer as of his or her date of termination, as and to the extent permitted under applicable law.

ARTICLE 4

MISCELLANEOUS

4.1     Employment Status: This Severance Plan does not constitute a contract of employment or impose on an Employer any obligation to retain any Eligible Employee as an employee or to change any employment policies of an Employer. Upon a Qualifying Termination hereunder, an Eligible Employee will thereafter cease to be an employee for any and all purposes; provided, however, that any taxable Severance Benefit due hereunder shall continue to be subject to proper tax reporting and withholding.

4.2     Right to Amend or Terminate: The Company, by action of the Board or its duly authorized delegee, reserves the right at any time and from time to time to amend or terminate this Severance Plan; provided, however, that subsequent to any Closing Date, the Plan and each of the Severance Programs, all as in effect at the Closing Date, shall be maintained in substance and effect for at least 24 months following any Closing Date, subject only to administrative, process or other amendments or changes that do not materially affect the rights of Eligible Employees hereunder. In the event a Change of Control is structured as a sale of all or substantially all of the assets of the Company, the Company will negotiate for the Acquirer to assume and perform the obligations of the Company hereunder.

4.3     Large Scale Reduction in Force: In the event of a large scale reduction in force and except as otherwise limited by Section 4.2, the Company reserves the right, on its behalf and on behalf of all Employers, to reduce, due to economic factors, the benefits set forth in Article 3 of the Severance Plan.

4.4     Section 409A of the Code: It is the intention of the parties that consistent with the goals and objectives of the Plan for the Participant the Company and the Employer, no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. The Administrator shall reasonably interpret and practically apply the Plan to that end, and shall not give effect to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A of the Code; provided, however, that nothing herein shall require an Employer or the Company to provide any Participant with any gross-up for any tax, interest or penalty that may be incurred under Section 409A of the Code or otherwise. Any reimbursements due or expenses to be paid under any provision of this Severance Plan shall be paid not later than March 15 of the year following the year in which the expense is incurred; except to the extent and consistent with such time and manner of payment as might be or become available under regulations, decisions or guidance with respect to Section 409A of the Code, that does not result in any such payments being treated as deferred payments subject to tax thereunder or otherwise subject to adverse tax consequences. In the case of any payment on termination (other than in compliance with the requirements of Treas. Reg. §1.409A-1(b)(9)(iii) or (v) or of any successor thereto or any other provision that exempts a payment from Section 409A of the Code and other than any payment that is a “short-term deferral” within the meaning of Treas. Reg. §1.409A-1(b)(4)(i)) while a Participant is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, in no event will such payment be made earlier than six months after the Participant’s “separation from service” within the meaning of Treas. Reg. §1.409A-1(h). In the event that, due to Section 409A of the Code, a Participant does not receive one or more cash payments that would otherwise be due during that six-month period, all such delayed payments will be made or commence on the first day after the six-month anniversary of his or her “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and thereafter any remaining payments shall be made or commence in accordance with any existing schedule.

4.5     Section 4999 of the Code: Nothing herein shall require an Employer to provide a Participant with any gross-up for any tax, interest or penalty that may be incurred under Section 4999 of the Code or otherwise with respect to any excess parachute payment.

4.6     Enforceability/Automatic Modification of Application of Severance Benefits: Should there be, in the performance of this Severance Plan or any Severance Program with respect to one or more Participants, any provision or option or action that is or becomes contrary in whole or in part to any state, federal or local law or regulation promulgated with respect thereto, or determinative judicial or regulatory decision, that is now in effect or comes into force or is or has come into force with respect to such performance, and same is not subject to a federal pre-emption limitation (a “Countervailing Law”), the terms and conditions of this Severance Plan or a Severance Program shall be deemed modified or “blue penciled” as to the application to such Participants, such that such provisions conform to such countervailing law, while adhering to the maximum extent permissible without violating same, to the original intent of the Severance Plan or Severance program. Further, to the extent that a Severance Program requires a Confidentiality and Restrictive Covenants Agreement be signed and delivered to the Company as a condition of a Participant receiving Severance Benefits, and there is a Countervailing Law that is invoked by the Participant and acts to limit the extent of the protections or benefits to the Company or the Employer of the Confidentiality and Restrictive Covenants Agreement, or the Participant acts in contravention of such agreements, then notwithstanding any other provision of this Severance Plan or any Severance Program, to the full extent permitted by law, where the Severance Benefits to be provided to the Participant shall not have been paid, such Severance Benefits shall be deemed not to constitute an obligation of the Company or the Employer to the Participant and any prior Severance Benefits as may have been paid to the Participant engaged in such invocation or contravention, shall thereupon constitute amounts due and owing to the Company, in addition to any other remediation as may be appropriate with respect to any such contravention.

EXHIBIT A

List of Severance Programs

Severance Program — Executive Vice Presidents and Chief Executive Officer

Severance Program — Vice Presidents and Senior Vice Presidents

Severance Program — Managers and Directors

Severance Program — Employees and Supervisors